Exhibit 99.2

Burlington Stores, Inc. Increases Guidance for the Fourth Quarter and Fiscal Year Ending January 31, 2015

FLORENCE, New Jersey; January 9, 2015 – Burlington Stores, Inc. (NYSE:BURL), a nationally recognized off-price retailer of high-quality, branded apparel at everyday low prices, today provided updated guidance for the fourth quarter and fiscal year ending January 31, 2015 based on better than expected sales and net income performance quarter to date and its estimates for the remainder of January 2015. In a separate release, the Company also announced the resignation and retirement of Todd Weyhrich, and the appointment of Marc Katz as the Company’s Executive Vice President and Chief Financial Officer, effective January 12, 2015.

Tom Kingsbury, Burlington’s Chairman, President and Chief Executive Officer stated, “We are very pleased to increase our fourth quarter and fiscal year 2014 outlook based on better-than-expected holiday sales. Once again, we performed at a high level - executing our off price model and captivating consumers with dynamic marketing, improved customer service and compelling brands, trends and gift assortments. We look forward to continuing our positive momentum in 2015.”

For the fourth quarter ending January 31, 2015, the Company now expects:

•	Net sales to increase in the range of 9.6% to 10.1% (compared to prior guidance of an increase in the range of 7.2% to 8.2%);

•	Comparable store sales to increase in the range of 5.0% to 5.5% (compared to prior guidance of an increase in the range of 3% to 4%); and

•	Adjusted net income per diluted share in the range of $1.30 to $1.32 on 76.3 million diluted shares outstanding (compared to prior guidance in the range of $1.25 to $1.28 on 76.2 million diluted shares outstanding).

For the full fiscal year 2014 (the 52-weeks ending January 31, 2015), the Company currently expects

•	Net sales to increase in the range of 8.2% to 8.4% (compared to prior guidance of an increase in the range of 7.5% to 7.8%);

•	Comparable store sales for the full year to be approximately 4.5% (compared to prior guidance of approximately 4%); and

•	Adjusted net income per diluted share in the range of $1.70 to $1.72 on 75.9 million diluted shares outstanding (compared to prior guidance in the range of $1.65 to $1.67 on 75.8 million diluted shares outstanding).

As the Company has not completed its quarter and quarter close, the data presented in this press release may change. This data has been prepared by and is the responsibility of management. The Company’s independent registered public accounting firm, Deloitte & Touche LLP, has not audited, reviewed, compiled or performed any procedures, and will not express an opinion or any other form of assurance with respect to this data. This preliminary information could change materially. As a result of the foregoing considerations and limitations, investors are cautioned not to place undue reliance on this projected financial information.

Non-GAAP Financial Measures

This press release presents information with respect to the Company’s estimated Adjusted Net Income Per Share, which is considered a Non-GAAP financial measure. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

Adjusted Net Income per Share is defined as Adjusted Net Income divided by the weighted average shares outstanding. Adjusted Net Income is defined as consolidated net income (loss) for the period plus (i) net favorable lease amortization, (ii) costs related to debt amendments and secondary offering, (iii) loss on the extinguishment of debt, (iv) impairment charges, (v) advisory fees and (vi) stock option modification expense, all of which are tax effected to arrive at Adjusted Net Income.

The Company presents Adjusted Net Income per Share because it believes it is a useful supplemental measure in evaluating the performance of the business and provides greater transparency into the results of operations. In particular, the Company believes that excluding certain items that may vary substantially in frequency and magnitude from operating income are useful supplemental measures that assist in evaluating the Company’s ability to generate earnings and leverage sales, and to more readily compare these metrics between past and future periods. The Company believes that Adjusted Net Income per Share provides investors helpful information with respect to the Company’s operations and financial condition. Other companies in the retail industry may calculate this non-GAAP measure differently such that the Company’s calculation may not be directly comparable. The adjustments to this metric is not in accordance with regulations adopted by the SEC that apply to periodic reports presented under the Securities Exchange Act. Accordingly, Adjusted Net Income per Share may be presented differently in filings made with the SEC than as presented in this press release or not presented at all.

Safe Harbor for Forward-Looking and Cautionary Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included in this release are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those we expected, including competition in the retail industry, seasonality of our business, adverse weather conditions, changes in consumer preferences and consumer spending patterns, import risks, inflation, general economic conditions, our ability to implement our strategy, our substantial level of indebtedness and related debt-service obligations, restrictions imposed by covenants in our debt agreements, availability of adequate financing, our dependence on vendors for our merchandise, events affecting the delivery of merchandise to our stores, existence of adverse litigation and risks, availability of desirable locations on suitable terms and other factors that may be described from time to time in our filings with the Securities and Exchange Commission (SEC). For each of these factors, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

About Burlington Stores, Inc.

The Company, through its wholly-owned subsidiaries, operates a national chain of off-price retail stores offering ladies’, men’s and children’s apparel and accessories, home goods, baby products and coats, principally under the name Burlington Stores.

Investor Relations Contacts:

Robert L. LaPenta, Jr.

855-973-8445

Info@BurlingtonInvestors.com

Allison Malkin/Alison MacQuarrie

ICR, Inc.

203-682-8225